Exhibit 10.11

THIS AFFILIATED BUSINESS ARRANGEMENT AGREEMENT (the “Agreement”) is made this 17th day of December, 2002 (the “Effective Date”) by and between BWC MORTGAGE SERVICES, a Partnership filed in California (“BWC”) and REDDING SERVICE CORPORATION, a California corporation (“Redding”).

RECITALS

     A.     WHEREAS, BWC and Redding currently have a relationship wherein Redding performs services for BWC and receives reasonable compensation in connection with the performance of mortgage services for the clients of Redding; and,

     B.     WHEREAS, the parties wish to establish and mutually own a Division of BWC (“the Division”) to operate several branches (“the Branches”) dedicated to provide mortgage services to Redding’s clients at the Branches.

AGREEMENT

     NOW, THEREFORE, in consideration of the covenants contained herein, and such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1.     Establishment of the Division and the Branches.

            The parties agree to form the Division to be operated for the benefit of BWC and Redding as partners therein. Although the Division will technically be within the structure of BWC, Redding shall have a fifty-one percent (51%) equitable interest therein with all rights and responsibilities as if it were a partner of BWC only as to the Division and its operations. BWC’s interest in the Division shall be as to a forty-nine percent (49%) equitable interest therein.

            The Division shall establish the Branches at the offices of Redding at the premises of the Redding’s branch office in Redding, 1951 Churn Creek Road, Redding, California 96002, and in Roseville, 1504 Eureka Road, Suite 100, Roseville, California 95661, for the purpose of conducting mortgage business to service the clients of Redding Bank. The parties shall mutually agree on space and facilities issues as to these Branches and as to the opening of additional Branches in the future.

     2.     License and Operation of Branches.

             A.     BWC agrees to keep its California Department of Real Estate (“DRE”) real estate broker license current during the term of this Agreement and to act as the broker of record, and add the Branches as branch offices of BWC. The

Branches shall be operated under the name “RBC MORTGAGE SERVICES.” The parties agree that the name “BWC MORTGAGE” is the sole property of BWC, and in the event of the termination of this Agreement, BWC will retain all rights of use of that name. The parties further agree that the name “RBC MORTGAGE SERVICES” is the sole property of Redding Service Corporation, and in case of the termination of this Agreement, Redding will retain all rights of use of that name.

             B.     The parties will mutually designate the loan officers for the Branches, which persons shall be licensed under BWC. BWC will make its loan processors available to the Branches for processing at the principal office of BWC. The cost of such processors will be charged to and paid promptly by the Branches on the basis of Three Hundred Ninety Five Dollars ($395.00) per closed loan application. The parties may later determine to employ one or more loan processors to be dedicated solely to performing services for a Branch, in which case the respective Branch will be charged by BWC for such employment costs and will be credited for the processing fees from its loans.

     3.     Duties of the Parties as to the Division and the Branches.

             BWC shall manage the Division and shall do the following in managing each Branch during the term of this Agreement:

             A.     Manage all Division and Branch personnel and assure that all persons performing acts requiring a DRE license be duly licensed under BWC.

            B.     Operate the Division and the Branch in accordance with the policies and procedures of BWC.

            C.     Maintain separate internal accounts for the Division.

            D.     Keep separate books and records of the Division based on the operation of the Branches.

            E.      Provide equal priority with other loan processing done by BWC for the loan processing of the Division.

            F.     Conduct the Division and the Branch with the highest ethical standards, in full compliance with all applicable federal, state and local laws and regulations, including the requirements of the DRE and the Real Estate Settlement Procedures Act, 12 USC 2601 et. seq. All trust funds arising from the business of a Branch shall be maintained in compliance with Business and Professions Code Section 10145.

            The parties shall mutually determine any initial capital needed to start the Division and the Branches and the credit that they may have for capital already invested towards this from their existing relationship. Upon the request of BWC, the parties will contribute, in proportion to their ownership, additional capital for the operation of the Division if BWC determines that the revenues from the Division or the Branches will be insufficient to cover the costs of operation thereof. The parties shall mutually agree on the basis for all charges and allocations to the Division or the Branches to be made by either party. The parties shall also mutually establish a budget for the Division, and BWC shall then provide monthly reports on the financial performance of the Division. BWC, on behalf of the parties and subject to reimbursement, shall pay promptly all overhead and operating expenses of the Division and the Branches, including any rent, utilities, taxes, salaries for Division and Branch staff and compensation for agents (including employee benefits). Net profits from the Division shall be distributed proportionate to ownership on a monthly basis.

     4.     Term.

     This Agreement shall commence upon the Effective Date and shall continue for a one-year period. If neither party gives written notice of termination within 30 days of the end of the one-year term, then this Agreement shall remain in effect for a subsequent year, subject to termination by written notice within 30 days of the end of the subsequent term. Notwithstanding the foregoing, it is expressly agreed that either party to this Agreement may terminate this Agreement at any time during the initial or extended term by giving the other party a written notice of termination, which notice shall provide for termination of this Agreement not less than 120 days following the date of such written notice.

     5.     Proprietary Information and Files.

     All files pertaining to the transactions conducted by the Division and the Branches during the term of this Agreement are the property of BWC, subject to the rights of the parties arising from this Agreement, and shall be owned by and delivered to BWC immediately upon request, or upon termination of this Agreement.

     6.     Indemnity and Hold Harmless.

     Each party agrees to indemnify and hold harmless the other party from all claims, demands, liabilities, judgments, and arbitration awards, including costs and attorney’s fees, to which either party is subjected, which arises or pertains to the failure of the other party to perform its obligations under this Agreement.

     7.     Miscellaneous.

            A.     Construction: Governing Law.

                     This Agreement shall be interpreted, construed and governed by the law of the State of California.

            B.     Attorney’s Fees.

                     In the event of any litigation or dispute resolution proceeding to construe, interpret or enforce this Agreement, or any of the other agreements and documents executed pursuant hereto or incorporated herein, the prevailing party shall be entitled to recover reasonable attorney’s fees in addition to such other relief as the court or arbitrator may award.

            C.     Negotiation - Mediation. The parties will attempt in good faith to resolve promptly any dispute, controversy, or claim arising out of or relating to this Agreement or any claimed breach thereof by direct negotiation between principals of the parties who have authority to settle the controversy. To facilitate such negotiations, it is agreed that a disputing party shall give the other party written notice of the dispute providing reasonable particularity with respect to all issues deemed to be controverted or disputed. Within ten (10) days after such notice is given, the principals of the parties shall meet at a mutually acceptable time and place, and thereafter as often as those individuals reasonably deem necessary to exchange relevant information and attempt to resolve all disputes.

                     If the disputes have not been resolved within thirty (30) days after the disputing party gives notice, or if the party receiving notice declines to meet, either party may initiate mediation of the controversy, claim or dispute in accordance with the following mediation provisions. Upon failure of the negotiations as set forth above, the parties to this Agreement agree to mediate any dispute, controversy or claim arising out of this Agreement prior to resorting to arbitration as hereinafter provided. Mediation is a process in which parties attempt to resolve a dispute by submitting it to an impartial, neutral mediator who is authorized to facilitate the resolution of the dispute, but who is not empowered to impose a settlement on the parties. The parties shall attempt to mutually agree upon an impartial mediator, which mediator shall be appointed jointly and compensated equally by the parties. In the event the parties are unable to agree on an impartial mediator, then and in that event each party shall submit to the other a list with five (5) names of attorneys who practice in Shasta County, and have no ongoing professional or business relationship with either of the parties. From the lists, the parties shall, beginning with BWC, cross unacceptable names from the list until such time as two (2) potential mediators remain. The potential remaining mediators shall then be contacted to determine if they are available and willing to act as mediator. In the event that both are willing and able to act as mediator, the mediator shall be chosen alphabetically, with the mediator’s last name serving as the alphabetical basis for choice. Should none of the original list of mediators be available, new lists shall be prepared and the process again undertaken.

                     Following mediation or in the event that for any reason no mediation has been held, all disputes, controversies or claims shall be resolved by binding arbitration as hereinafter set forth.

                     If a party commences an arbitration or court action based on a dispute or claim as to which this section applies, without first attempting to resolve the matter through mediation, then and in that event, such party shall not be entitled to recover attorney’s fees, costs or expert fees, even if they would otherwise be available to that party in any such arbitration or court action.

            D.     Arbitration.

                     Any controversy among parties arising from or relating to the performance or interpretation of this Agreement is subject to arbitration. The parties therefore agree that any dispute, controversy or claim, in law or equity, arising between themselves out of this Agreement which is not settled through mediation must be decided by neutral binding arbitration and not by court action, except as provided by California Law for Judicial Review of Arbitration Proceedings.

                     Arbitration shall be conducted under and pursuant to the provisions of California Code of Civil Procedure § 1280, et seq., including the provisions of § 1283.05, as are in effect at the time of the arbitration, and judgment may be entered on the award as therein provided.

                     If any party refuses or neglects to appear at or participate in arbitration after reasonable notice, the arbitrator may decide the controversy in accordance with whatever evidence is presented by the party or parties who do participate. The arbitrator may award any remedy that is just and equitable in the arbitrator’s opinion. The arbitrator will award to the prevailing party or parties such sums as are proper to compensate for the time, expense, and trouble of arbitration, including arbitration fees, attorney fees and costs, and expert fees. The arbitrator will retain jurisdiction of a controversy even if a party or parties to the dispute will not or cannot be joined in the arbitration proceedings.

            E.     Binding.

                    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

           F.      Notices.

                    Any notice, demand or request required hereunder shall be given in writing (at the addresses set forth below) by any of the follow means: (i) personal services, (ii) electronic communication, whether by telex, telegram, or telecopying, (iii) overnight courier, or (iv) first class mail.

To BWC:	BWC Mortgage Services Attn: Scott Simonich 3130 Crow Canyon Place, Suite 240 San Ramon, CA 94583 Fax: (925) 806-0918

To Redding:	Redding Service Corporation Attn: Michael Mayer 1951 Churn Creek Road Redding, CA 96002 Fax: (530) 224-2220

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.

DATED:		BWC MORTGAGE SERVICES

By

DATED:		REDDING SERVICE CORPORATION